Exhibit 99.1
CHICAGO BRIDGE & IRON COMPANY N.V.
2010 SECOND QUARTER EARNINGS CONFERENCE CALL
•-•-•
Speakers:
PHILIP K. ASHERMAN,
President and Chief Executive Officer, CB&I
LASSE PETTERSON,
Chief Operating Officer, CB&I
DAN McCARTHY,
President, Lummus Technology
RON BALLSCHMIEDE,
Chief Financial Officer, CB&I
•-•-•
5:00 p.m. to 6:02 p.m., Eastern Standard Time
Tuesday, July 27, 2010

OPERATOR:	Good afternoon. My name is Shanelle, and I will be your conference operator today. At this time, I would like to welcome everyone to the CB&I 2010 Second Quarter Earnings Conference Call.

All the lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press Star, then the Number 1 on your telephone keypad. If you would like to withdraw your question, press the pound key.

Before beginning today’s call, the company would like to caution you regarding forward-looking statements. Any statements made or discussed today that do not constitute or are not historical facts, particularly comments regarding the company’s future plans and expected performance, are forward-looking statements that are based on assumptions the company believes are reasonable but are subject to a range of uncertainties and risks that are summarized in the company’s press release and SEC filings.

While forward-looking statements represent management’s best current judgment as to what may occur in the future, the actual outcome or results may differ materially from what is expressed or implied in any such statements.

Now I would like to turn the call over to Mr. Philip Asherman, President and CEO of CB&I.

PHIL ASHERMAN:	Good afternoon, and thank you for joining us to discuss our results in the second quarter.

With me today are Ron Ballschmiede, CB&I’s Chief Financial Officer; Lasse Petterson, our Chief Operating Officer; and Dan McCarthy, President of Lummus Technology.

After some brief comments from management, we will then open the call for your questions. For today’s agenda, we’ll begin with a summary report from Lasse, we’ll highlight this quarter’s results for CB&I Lummus and Steel Plate Structure business sectors, followed by Dan who will discuss the performance of Lummus Technology and provide a view of recent trends affecting our global end markets. Ron will then provide a summary of our financial results, and I’ll conclude with a few brief comments before we respond to your questions.

I’ll now turn the call over to Lasse for discussion of our CB&I Lummus and Steel Plate Structure business sectors. Lasse?

LASSE PETTERSON:	Thank you, Phil. Good afternoon. I’ll briefly discuss some of the major projects in the backlog which total $6.8 billion as of June 30th.

The highlight of the quarter was the startup of our liquids production at the Peru LNG project. The first cargo was loaded and shipped in June, and we have shipped two additional cargos in July. The project has been a tremendous success, and the client is very pleased with the project and our performance. We are assisting the client for the first six months of operations, during which time we will complete the final punch list and performance testing.

The project was completed on time and below budget and at a lower cost per ton of product than any other recent LNG liquefaction facility, according to the owner. Our successful execution plan on Peru LNG will position CB&I well for future liquefaction projects.

Let me just give you some additional information on the project. This site covers more than four square miles on a cliff 500 feet above the Pacific Ocean. The project is located in an active seismic zone and was built to withstand an earthquake with a magnitude of 8 on the Richter scale. The gas is coming from the Camisea field in the eastern part of Peru through a 500-mile pipeline to the plant, which has a production capacity of 4.5 million tons of LNG per year.

Our workforce at the site peaked at 5,600, and we’ve provided one million hours of training to more than 13,000 Peruvian workers in welding, pipefitting, and other sustainable skills. The work at Peru LNG was executed safely and at a very high level of productivity and quality.

At our REFICAR refinery expansion project in Colombia, the detailed engineering work is progressing as planned, and construction is underway in Cartagena. To date, more than 50 % of the tagged equipment has been procured, and the major reactors arrived at site last week. We are heavily recruiting craft labor and have initiated an extensive training program in preparation for hiring more than 5,000 workers at the job site, a similar exercise to that in Peru.

In Chile, final phase completion tests are being conducted on the second and final tank for the Quintero LNG import project. First production began in August 2009, and the plant has since been operating with 99.7 reliability performance. We’ve been very pleased with the success of this fast-track project, and we are preparing to demobilize from the site later this quarter.

In the U.S., we were awarded a $280 million contract by Occidental Petroleum for a new gas processing plant at the Elk Hills field in California. Engineering is well underway, and we plan to mobilize at the project site by the end of the year. The project is scheduled for completion in 2012.

The conventional tank-building activity is continuing well in the U.S. In June, we were awarded a contract by Chevron for approximately $30 million U.S. dollars for a multi-tank project in the southeast of the U.S., and in Canada, we have worked on the engineering and procurement for the Kearl oil sands project for the last 18 months. We continue to be released on multiple aspects of the project and are waiting for the full release.

We recently announced a $70 million project in Abu Dhabi where we are working with Daewoo to provide the storage tanks for the Ruwais refinery expansion project for Takreer. Our scope for the project is scheduled to be complete in 2013.

A major low temperature storage project for GASCO in Abu Dhabi is also progressing well. Engineering has been done in our Plainfield’s Illinois office, and we are now mobilizing at the construction sites. We are building six cryogenic tanks for the storage of propane and butane and two naphtha storage tanks, as well as the associated systems for GASCO’s integrated gas development project in Ruwais.

In May, we announced a contract for concept development services for the Yamal LNG liquefaction project in Russia. We were awarded to the contract following a site tour of the Peru LNG project by the members of the Yamal LNG team. Peru LNG is conceptually similar to the proposed Yamal project.

In Qatar, the Pearl gas to liquid project for shell is nearing completion. Commissioning is well underway, and we expect to complete testing and hand over the project by the end of the quarter.

And in China, the second phase of the Fujian LNG import terminal project is on track for completion by year-end. Air raising is complete on both tanks, and we have begun setting the platform modules on top of the tanks, and hydro testing will begin next month.

Engineering for our major gas plant project in Papua New Guinea is well underway in our Singapore and Perth offices, and we have mobilized the project management team in Brisbane. The project’s first major equipment delivery is in transit and is scheduled to arrive in August, and we expect to mobilize to this site by year-end.

This morning, we announced a $190 million LNG storage tank award associated with a major liquefaction project in the Asia Pacific region. Our scope is scheduled to be completed in 2013.

In Western Australia, the LNG storage tank for the Pluto LNG projects are nearing completion as we are in the process of nitrogen purging the tanks. Also in Western Australia, the Gorgon LNG storage tanks project for Chevron is in the design phase. Engineering is ahead of schedule, and we will mobilize on the island later this year.
That concludes my remarks.

PHIL ASHERMAN:	Thank you, Lasse.

Dan McCarthy will now report on Lummus Technology. Dan?

DAN McCARTHY:	Thank you, Phil, and good afternoon to everyone.

For Lummus Technology, the second quarter provided good positioning for the remainder of 2010. We had a high level of licensing activity and are on track to meet our targets. New awards of $83 million were solid and would have been much higher, but some heat transfer equipment contracts were delayed, and we continued to experience relatively long periods between the time we’re notified that our technology has been selected and the time we actually book the contract.

Olefin based petrochemicals remain our most active technology area. During the quarter, we were awarded another methanol to olefins recovery project as well as projects for on purpose propylene production and C4 processing.

In the polymer areas, we were awarded a new large scale polypropylene plant in Russia. We have also been active providing polypropylene technology upgrades to existing licensees.

The natural gas processing business continues to be promising. Lasse mentioned the Occidental Petroleum gas processing unit. This facility will utilize a proprietary Lummus Technology process design. This project as well as the REFICAR project in Colombia are two examples where our business model provides CB&I with a competitive advantage in the marketplace. We believe that there are other opportunities where CB&I will combine process and execution expertise to the advantage of our customers.

Much of our refining technology portfolio is covered by our joint ventures, CDTECH and CLG, and these flow through the equity income line. CDTECH is achieving solid performance driven by catalyst sales and licensing activities in China and Russia. CLG has hit its catalyst sales targets but has not had as much opportunity in licensing. It did, however, grant a license for a lube plant in North America.

The first half of the year illustrated two trends. As mentioned earlier, our time lag between notification of technology selection and contract booking has lengthened. We attribute this to customers’ greater levels of due diligence before final project authorization. As a result, we have built up large inventory of contracts awaiting release. These should find their way into backlog in the next few months, which will result in higher revenue and profitability in the second half of the year.

The other important trend is a broadening of our customer base in China. We have enjoyed much success serving state owned companies and now find privately held Chinese companies moving into petrochemicals. These private companies are investing in new capacity to make olefins via methanol or building plants to upgrade C3’s and C4’s. Three of our second quarter contracts were multi-technology licenses to these private Chinese companies. They are impressive because they develop projects quickly, target aggressive schedules, and have rapid growth plans, providing us with additional near-term opportunities.

For the remainder of the year, we remain confident in our trajectory. We believe that the large list of technology selections will convert to new contracts. In addition, we have a solid prospect list, especially in petrochemicals, where new and revamped projects for ethylene and its derivatives are under development. We believe significant investment decisions will also be made in the refining sector in the second half of the year, and the uptick in natural gas processing will continue.

Asia Pacific, the Middle East, and South America will be the areas with the greatest opportunities, but don’t be surprised if there are also some significant new investments in North America as well.

Now I’ll turn this back to Phil.

PHIL ASHERMAN:	Thank you, Dan. Ron, let’s talk about this quarter’s financial results.

RON BALLSCHMIEDE:	Thanks, Phil, and good afternoon, everyone.

With that overview of our major sector activities around the world, let me take you through the strong financial performance for the quarter.

Revenues for the first quarter were $916 million, down from $1.2 billion in the second quarter of 2009. The year over year revenue decline was consistent with our expectations and with our full year revenue guidance of $3.9 to $4.2 billion.

As we described in our prior calls, the industry new awards slowdown in late 2008 and in early 2009, combined with the engineering and ramp up phrases of our late 2009 new awards, and the completion of our large LNG projects in the first half of 2010 caused a bit of an unusual revenue trend, in spite of our beginning backlog of near record levels of $7.2 billion.

Importantly, the second quarter of 2010 reflects an end to that lower revenue trend. Our second quarter revenues increased by 5.4 % over the first quarter of 2010. We expect a sequential, increasingly, quarterly revenue trend to continue in 2010 and ‘11 and hopefully beyond.

Our gross profit for the quarter was $120 million or 13.1%, up from 11% in the second quarter of 2009. The quarter reflects one of the strongest quarterly gross profit percentages since expanding our business outside the traditional tank business in the early 2000s.

The 2010 gross profit rate benefitted from solid project execution and a greater portion of our gross profit coming from our higher margin businesses, Lummus Technology and Steel Plate Structures. However, as our major CB&I Lummus projects and related revenue continue to ramp up in 2010 and in the future, we anticipate our consolidated gross profit will remain in the 10.5% to 12.5% range, which we have discussed previously.

Selling and administrative expense remain well controlled, down $5 million or 9.6% over the comparable quarter and down 13 million or 11.7% year to date. The decline in 2010 reflects the cost reduction activities implemented in 2009.

The lower equity earnings reflect a temporary slowdown of the refining activities, which Dan spoke to earlier, and also the timing of the delivery of licensing and catalysts, which are weighted towards the back half of the year.

Second quarter operating income totals $71 million or 7.7% of revenues, the third best operating margin in our history. Over the last seven quarters, our operating margins have totaled 7.3% of revenue, reflecting the quality and solid execution of our backlog.

Our income tax rate for the quarter was 29% and 30.5% year to date, reflecting a continued favorable geographic mix of our pre-tax income.

The summation of all that results in a second quarter net income of $47 million or 0.47 cents per diluted share. EBITDA totaled $90 million for the quarter or 9.8% of revenues and $370 million or 9.7% of revenues for the trailing four quarters.

With the strong first half results and our continued confidence in our business model, backlog, and prospects, we have adjusted our full year’s earnings guidance to $1.75 to $1.90 per diluted share.

Lasse and Dan spoke to our new awards and prospect activity, so I’ll provide some overall comments. Our new awards for the second quarter totaled $916 million for a book to burn ratio of 1.0 and year to date new awards of 1.5 billion compared to $428 million and $1 billion for the respective 2009 periods.

We had two awards during the quarter in excess of 40 million, which totaled approximately $350 million, with a balance of new awards being smaller projects and contract growth spread nicely between our sectors and project types around the world.

In addition to our LNG tank award announced earlier today, we continue to track several significant opportunities which support our 2010 new award guidance of $4 to $4.5 billion.

Our backlog totaled $6.8 billion at the end of the second quarter compared to $7.2 billion at the beginning of the year. Based upon our previous 2010 revenue and new awards guidance, we continue to expect to report year over year backlog growth. We have had no significant projects canceled from our backlog, and none are expected.

The year to date strengthening of the U.S. dollar against other currencies, principally the Australian dollar and euro, decreased our backlog by approximately $100 million. While the currency impact is an important metric to understand around our backlog movements, the income effect of this currency movement is minimal.

Now let me take you through this sector’s second quarter results. Steel Plate Structures reported second quarter 2010 revenue of $360 million compared to $458 million in 2009. The decrease of $98 million is attributed to the wind down of two large tank projects in Australia and lower activity in the oil sands work in Canada, partially offset by a greater volume of storage tank work in Central America.

Similar to the CB&I Lummus sector, our major 2009 Steel Plate Structure awards in Australia and the Middle East and our Asia Pacific region LNG tank award announced earlier today will provide additional revenue growth for the balance of the year and into 2011.

Steel Plate Structure’s operating income totaled $33 million or 9% of revenues compared to $42 million and 9.2% of revenues in 2009.

CB&I Lummus revenues totaled $506 million in 2010, down $165 million from $671 million in 2009. There are a couple items driving this net change. The most significant revenue decline is a result of a wind down and 2010 completion of our large LNG projects and the slowdown of the U.S. refinery work. This decline was partially offset by an increase in the Canadian oil sands work and the startup revenues coming from our new awards in the first half of 2009.

Both REFICAR and PNG projects are off to a good start with higher revenue burn expected in each of the last two quarters.

Income from operations totaled $25 million or 5% of revenues in the second quarter of 2010 compared to $22 million or 3.3% in 2009. The 2009 quarter and year to date operating margins had been negatively impacted by the UK project charges. Our CB&I Lummus sector carries a higher relative percentage of fixed cost than our other two sectors. Accordingly, the 25% decline in quarter over quarter revenues results in downward pressure on our sector operating margins. This metric will improve as the large backlog projects move out of engineering and into the construction phase.

Finally, our Lummus Technology revenue and operating results reflect some important project mix changes. Dan previously mentioned the current relative strength for the petrochemical demand compared to the refining market. For Lummus Technology, the impacts of these market trends result in lower joint venture results, which are primarily refining related, and higher petrochemical licensing revenues and gross margins.

The decline in the second quarter revenues reflect lower heat transfer revenues due to the timing of new awards, which were partially offset by higher licensing revenues. As I mentioned previously, Lummus Technology’s timing for the delivery of licensing and catalyst activities are weighted towards the back half of this year.

Now a few comments on our balance sheet, cash flow, and other financial matters, as we have had many positive developments in the quarter.

Our balance sheet and liquidity remain strong with a cash balance of $300 million, no revolver borrowings and cash net of debt of $175 million.

Our investment in contract capital reflecting the combined balances of receivables, contracts in process, and accounts payable stands at a negative $600 million at the end of the quarter compared to $682 million at the end of the year. Year to date free cash flow totaled $86 million compared to $55 million for the comparable period of 2009.

In late May, we announced the initiation of our share repurchase program. During the quarter, we acquired a total of 2.2 million shares or $40.7 million, representing an average price of $18.38. Due to the timing of the second quarter repurchases, our reported earnings per share of 0.47 cents were unchanged from the pre-purchasing activities. However, these repurchases will benefit the third and fourth quarter’s earnings per share.

We will continue to review additional share repurchase, purchases prospectively, balancing the program with opportunities to grow our company through acquisitions and organic growth, while meeting an appropriately conservative balance sheet and cash position.

Last Friday, we completed our four year $1.1 billion committed and unsecured credit facility, which extends the maturity of our revolver out to July 2014. We were able to take advantage of the improving financial industry market conditions to secure the four year tender at rates, terms, and conditions favorable to other recent agreements as benchmarked among our peer group. The agreement provides liquidity and the flexibility for organic growth through continued letters of credits to support our projects and working capital as well as growth through acquisitions. Finally, in late June, we were pleased to announce that CB&I has joined the Large Cap Russell 1000 Index.

In closing, our strong backlog and financial positions provide us with the necessary financial flexibility to deliver our projects to our owners, take advantage of the energy market demands for our services, and we are well positioned for opportunities to grow our company.

Phil?

PHIL ASHERMAN:	Thanks, Ron.

Clearly, our upward revision of earnings guidance for the year combined with consistently solid operating income over successive quarters and the overall health of our balance sheet is good news. This kind of performance provides the confidence that CB&I’s business model with its unique mix of technology, engineering and construction services, and the global supply of Steel Plate Structures, all concentrated in the global energy markets, can produce the level of earnings our shareholders expect.

We’ll continue to differentiate ourselves by the flexibility in our commercial approach, the energy focus in our business model, and in today’s economy the inherent advantages of being a true multinational company. We’re convinced that in our approach to the energy infrastructure market, we can continue to post solid results without sacrificing margins for top line growth. We’ll also continue to have an appetite for acquisition targets, which are accretive and compatible with our global footprint.

Looking back early this year, I celebrated my thirty first year in this business, and I was lucky enough to mark that occasion while we were at the inauguration of Peru LNG which, as Lasse discussed, is best in class and a tremendous example of what this company can achieve.

Looking ahead, I’m excited about the opportunity to capitalize on CB&I’s tremendous mix of work going into next year and beyond, and with that in mind, I’m confident that we can continue to translate these opportunities into solid earnings, opportunities for our employees, and great results for our customers.

Now let’s open the call for your questions.

OPERATOR:	As a reminder, if you would like to ask a question, press Star, then the Number 1 on your telephone keypad. Again, that is Star, 1 for any question.

Your first question is from the line of Andrew Kaplowitz with Barclays Capital.

PHIL ASHERMAN:	Hello, Andy.

ANDY KAPLOWITZ:	Good evening, guys. How are you doing?

PHIL ASHERMAN:	Good.

ANDY KAPLOWITZ:	Ron, you had mentioned in the CB&I Lummus business that, you know, as revenues continue to expand, you know, we can look forward to better margins. The 5% margins are pretty good from where we’ve come from. So I guess the question is, you know, how much higher we can go. Was there anything unusual? You know, did you get anything for Peru in 2Q out of the ordinary, and what can we look forward to in that segment?

RON BALLSCHMIEDE:	I think, first, on the quarter results, no, there wasn’t any individual item that stuck out and reflected, you know, an unusual trend. That’s a business that, absent the charges we’ve been talking about, should be in that 3% to 6% operating margin business. Hopefully, as that volume grows, we’ll be towards the upper end of that. So, you know, a quarter — any quarter will bounce around, and that 5 % was very pleasurable, particularly the volume level, but continue to look forward in that, you know, 4% to 6%, 3% to 6% range, and as it gets larger, obviously that’s the revenue gross side of the sectors.

ANDY KAPLOWITZ:	Okay, great.

And, Phil, for a follow up question, you know, going over to the oil sands in the Kearl project, it seems like your activity on it is ramping up. You know, you might not have booked the full release or whatever it is yet, but it seems like it’s ramping up. Do you expect now it in 3Q? And I hate to ask you that question because it is a moving target, but —

PHIL ASHERMAN:	Well, I appreciate that, Andy. It is — it has been a moving target, but the project is progressing as planned. Just the fact that we haven’t booked that in the backlog and gotten that final release, it shouldn’t imply that there’s anything fundamentally changed about, you know, our forecast and on that project nor our scope and position. And I don’t think we’re the only contractor necessarily affected by that.

But, you know, it’s a big investment obviously for the owner, multiple phases, and I think this deliberation, if you will, moving towards final release is probably good for the entire project. So nothing has changed fundamentally. I anticipated that that backlog booking would come in the second quarter, as you well know, but, again, the dynamics of the project just didn’t work out that way. We can only expect that we’re going to continue getting traction on the job and book that thing in this quarter.

ANDY KAPLOWITZ:	Okay, great. I’ll get back in queue. Thank you.

PHIL ASHERMAN:	Okay.

OPERATOR:	Your next question is from the line of Joe Ritchie with Goldman Sachs.

PHIL ASHERMAN:	Good afternoon, Joe.

JOE RITCHIE:	Good afternoon, guys.

Just one quick follow-up on Kearl. You know, the guidance that you’ve given on the awards for the year, $4 to $4.5 billion, does that assume that Kearl goes this year?

PHIL ASHERMAN:	It does.

JOE RITCHIE:	Okay. And I had a question also on some of your legacy projects. You know, Lasse, thank you so much for walking through, you know, a lot of your major projects. I was curious on two that we hadn’t touched on which were Golden Pass and Isle of Grain and where we were in terms of completion on both of those projects.

PHIL ASHERMAN:	Nothing really has changed on our estimate from our best spread forecast for completion for both projects. We expect pretty much wrapping up this next quarter on Golden Pass and Isle of Grain as well, so no fundamental change from what we’ve previously reported.

JOE RITCHIE:	Okay, great.

And I saw that your SG&A had trended a little bit below my expectations for the quarter. Ron, could you give us any guidance for the remainder of the year on where we should see that line item?

RON BALLSCHMIEDE:	Yeah. I think the greatest amount of savings are in the front half, as we started — we’ve started experiencing some of those cost reduction savings in the back half of 2009. So I would expect Q’s 3 and 4 to be, give or take, looking — dollar wise looking like the second quarter.

PHIL ASHERMAN:	Joe, just to kind of restate what we talked about last quarter as well, when you look at the SG&A, we feel pretty confident that we are sized for the backlog that we have booked. We’ve got high utilization on all of our offices. So, again, that SG&A rate reflects what that size it is will be for the backlog that we have. So it’s, again, in a year of, I’ll say, different relationships between some of the numbers we’ve seen in the past, that’s one of them that certainly reflects that. So it doesn’t necessarily reflect the backlog, but we feel pretty confident we’re sized for the capacity we’re going to need going forward.

JOE RITCHIE:	Okay, great. Thanks, guys. I’ll get back in queue.

OPERATOR:	Your next question is from the line of Michael Dudas with Jefferies.

PHIL ASHERMAN:	Hello, Mike.

MIKE DUDAS:	Phil, you’ve been in the business 31 years; you don’t look like you’ve been in the business a day over 30.

PHIL ASHERMAN:	[Laughs] And that’s only what you can see from the outside, Mike.

MIKE DUDAS:	I appreciate that. That’s great.

Two questions. First, maybe a little bit more towards looking ahead, many of your successful wins in projects have come about through long gestation periods. Can you give us a sense of where we stand on those types of projects that you’re working on, early marketing sales, pre fees, that could lead to possibly 11 or 12 type large significant projects?

PHIL ASHERMAN:	Yeah, I sure will. You’re absolutely right. I think the model that we prefer on the very large mega projects are one that, as you term, have fairly large gestation periods where we’re able to plan scope and price accordingly. I mean, if you look at the last four quarters, you’re talking about 6 and a half or so billion dollars of new awards, and that doesn’t include the Kearl job which we talked will be a fairly large award for this year, and that, too, has had a very long gestation period and I think is, again, our preferred model for approaching this.

I think how I would characterize the rest of the year would be — we’ll call them “middle of the range type projects,” something certainly less than a billion dollars but very solid projects combined with what we see as, Ron mentioned, our underpinning of smaller work that we’ve told you in the past is somewhere in the neighborhood of $300 to $500 million per quarter, work that we depend on in our engineering and procurement jobs, certainly in our smaller Steel Plate Structures, and some of our technology work.

Going forward, when you look at where the big projects are in our end markets, I think it’s fair to say that most of those would probably be in the LNG liquefaction side. Lasse mentioned Yamal as an example. There’s a couple of other North America and certainly Asia Pacific opportunities where we may play one of several kinds of roles or multiple types of roles that we are certainly working to develop. And, of course, Yamal is in Russia, and there are some other opportunities.

So, if you look at that going into ‘11 and ‘12, what’s going to feed the pipeline as far as mega projects, from our end markets, I would have to say the highest probability will be and continuing in the LNG business.

MIKE DUDAS:	Appreciate that. Just one other question, Phil, now that you have a billion dollar $1.1 billion credit facility redone, maybe you can remind us a little bit about how you look at acquisitions, how the company thinks about it. Where do you think you need some more tuck-in, or is the marketplace priced appropriately for an opportunity for you to start to step out after a couple years of transition here?

PHIL ASHERMAN:	Yeah. Well, I think you have to really look at our sectors and our businesses fairly individually in the characteristics.

If you look at Lummus Technology — and we’ve spoken about this — we’re certainly interested in expanding that business in absolute terms. What we are finding is that it’s a fairly long process because we’re talking about, in some cases — in most cases, carving some part of another company’s technology. There aren’t any big game changers in terms of that business. So that’s a different type of acquisition strategy.

If you look at Steel Plate Structures, the growth from that will be primarily organic. I mean, that’s going to be a business that’s going to depend on our ability to win work in all the end markets that we serve; geographic markets we serve, and improve — continue to improve on the efficiencies that we have in that.

If you look at CB&I Lummus, it’s kind of a different situation, as Ron alluded to, and if you look over the last four quarters, I think I would approximate that about 25% of our income came from CB&I Lummus, which means to me that there’s a lot of head room if you look at verticals. There’s a lot of head room perhaps in some other types of industries and markets we really don’t have as a core part of our business right now. So that would — I think there’s some interesting targets that come out of that strategy.

And then if you look at just how we would want to diversify our company horizontally, you know, I mean, we may be an interested buyer, but you got to have a seller. But we are looking for perhaps addition to our company that would give us the kind of growth but not get too far afield of what our core business is, and that’s how we kind of think of acquisitions going forward.

So, as I said, we’ve got an appetite. We’re interested, and we’re going to make sure that it meets our filter for compatibility and accretiveness.

MIKE DUDAS:	But wouldn’t, beyond that size, of like a Lummus type of acquisition, it doesn’t sound like?

PHIL ASHERMAN:	I don’t know, Mike. We’re going to have to — we’re going to have to look at them as they’re teed up. This is not an industry, as you know, that has a real active pipeline all the time, but, you know, we think there’s — we think there’s some advantages for additional size. But we’re not going to differentiate ourselves on size. We’re going to keep driving the earnings side of our business, and I think certainly that’s the way we’ll continue to grow.

MIKE DUDAS:	Thank you, Phil.

PHIL ASHERMAN:	All right.

OPERATOR:	Your next question is from the line of Scott Levine with JPMorgan.

PHIL ASHERMAN:	Hello, Scott.

SCOTT LEVINE:	How are you doing, Phil?

A quick question regarding competitive landscape, whether you’re seeing any changes there versus last quarter or beginning of the year and maybe any changes in contract terms sought by your customers in certain parts of the world?

PHIL ASHERMAN:	No, Scott. I can’t tell you that we have noted any, necessarily, change in the competitive landscape nor the contractual terms. Our mix is pretty much as we anticipated.

SCOTT LEVINE:	Got it. And then on the order book, maybe if you could provide a little bit more color, Lummus Technology, in terms of its percentage of your order book for this year versus maybe last year, and it sounds like your margin guidance, you know — and maybe comment on your level of confidence in 10.5% to 12.5% carrying forward to 2011 and beyond.

PHIL ASHERMAN:	Yeah. I’ll let Dan add the confidence part, but, you know, as we projected for the year in the breakdown that we gave you, I’d say one of the good news that comes out of this quarter is we are tracking.

I mean, Dan mentioned there was a — I’ll call a “contractual pause effect” in some of his business lines, but, essentially, they’re tracking as we anticipated. So what we’ve forecasted for that business, we got a high degree of confidence that that outlook is pretty good.

Dan?

DAN McCARTHY:	Yeah. I would have to say that what we’re finding is, indeed, the prospect list, our prospect list is growing. We’re making a lot of different proposals, binding proposals as the year goes on, so that these opportunities are moving along a path, pipeline to fruition, and we are thinking that between now and, say, the next — through 2011, we’ll see a steady ramp up of orders.

SCOTT LEVINE:	Got it. One last real quick one for Ron, any change to the guidance for tax rate and maybe a little bit of color on shares given the recent buyback activity for 2010?

RON BALLSCHMIEDE:	Sure. I think the tax rate — our year to date tax rate of just over 30% and as low as 29% for the quarter is right in the bandwidth we would expect for the full year at this point in time, so that’s trending a little bit better as the mix of our income becomes more clear for us.

And then second question, Scott, was around —

SCOTT LEVINE:	The share base, is it meaningful, the downtick there with the buyback?

RON BALLSCHMIEDE:	Sure. I can — you know, we’ll continue to evaluate the shares and the program going forward, but as we sit here right now, the impact of the 2.2 million shares that we did in the second quarter will have about a 2 million share improvement on our shares outstanding, so about a penny a share, each of the third and fourth quarters.

SCOTT LEVINE:	Got it. All right. Thanks a lot, guys.

PHIL ASHERMAN:	Thank you, Scott.

OPERATOR:	Your next question is from the line of Barry Bannister with Stifel Nicolaus.

PHIL ASHERMAN:	Hello, Barry.

BARRY BANNISTER:	Hi, guys. It’s been a long two years, but you guys had a great quarter.

PHIL ASHERMAN:	Thank you, Barry.

BARRY BANNISTER:	I have a question for you. At the market offering, which was 10 million shares, what was the amount offered, and, roughly, what was the average price at which it was offered?

RON BALLSCHMIEDE:	I don’t have the exact numbers right in front of me, Barry. I can get you those, but it was right around $18, between $18 and $19, and right around a little over 2 million shares.

BARRY BANNISTER:	Okay. And then on a couple of projects, PNG has had some political problems. Maybe you could update us on where that stands on a timeline. And then is there a chance as Golden Pass is commissioned that you would be saving some of the charges in the form of maybe liquidated damages or change orders towards the end of the project that might carry over that uncertainty?

PHIL ASHERMAN:	First, PNG. If you’re referring to the — some of the tribal issues they’ve had at PNG, is that the —

BARRY BANNISTER:	Right.

PHIL ASHERMAN:	Yeah. We’ve not seen any disruption in our — in our work. Of course, it’s in engineering right now. We really haven’t mobilized much of the field. We’re doing a good portion of the engineering in Singapore, and we’ll transfer that work — Lasse? — start later, later in the year. So we haven’t seen that. The owner’s — the owners are dealing with certainly all the political issues in there, but we have not seen any slowdown, at least on our scope of the work.

As far as the Golden Pass, Barry, I’d have to look back at my notes and see if where it might have said anything like —

[Simultaneous speaking.]

BARRY BANNISTER:	[In progress] — into the very high margin licensing type of work there, and then as the large equipment starts to be fulfilled, such as the heat exchangers, that the margin there would revert back to more normal levels?

PHIL ASHERMAN:	I’m sorry. Would you go back and repeat that? I think I interrupted you and started to answer the second part of your question.

BARRY BANNISTER:	I just said as you fulfill the heat exchangers and other large components in Lummus Technologies won’t that margin start to come down?

PHIL ASHERMAN:	We’re talking about PNG? Is that the —

BARRY BANNISTER:	No, I was talking about Lummus Technologies had a spoke in margins despite weak revenues.

PHIL ASHERMAN:	Okay. Go ahead. Dan?

DAN McCARTHY:	I think you’re absolutely correct. The reduced revenues, as Ron said, have a lot to do with heat transfer volume, and, of course, the margins on that work are a little bit lower than the margins on the licensing side. So, yes, that revenue recovers from heat transfer you will see some tempering, but, you know, on balance I think you’re not going to see a huge drop.

RON BALLSCHMIEDE:	And I’d add that if there’s ever such thing as an average equity earning certainly for the first half, those are below our expectations for a linear 2010. I mentioned that there will be significant deliveries of catalysts and licenses in the back half. So that also has a pretty significant effect on operating margins.

BARRY BANNISTER:	Okay. And then, just lastly, are you where you want to be on fixed price and de-risking the backlog? You’ve gotten down, I think, to the core portion of Steel Plate Structures, and are you where you want to be?

PHIL ASHERMAN:	We’re fine, Barry, that the mix that we currently have, which is split pretty much down the middle, 50/50 in terms of pure fixed price and a combination of fixed price and reimbursable, that mix is obviously producing — is aggregating the kind of earnings that we think this business model can produce. So that mix seems to work very well, and we’re going to watch that very closely going forward.

Obviously, we have to bid the market, but we’re going to watch that mix very closely to make sure that we make the right selection of new projects.

BARRY BANNISTER:	Okay. Nice quarter again. Thank you.

PHIL ASHERMAN:	Thank you, Barry.

OPERATOR:	Your next question is from the line of Martin Malloy with Johnson Rice & Company.

PHIL ASHERMAN:	Hello, Marty.

MARTY MALLOY:	Hello. Congratulations on the quarter.

PHIL ASHERMAN:	Thank you.

MARTY MALLOY:	Could you talk about the outlook for gas processing plants? I noticed Occidental in one of their presentations had mentioned a second one in the same field they expect to go forward on later this year. Are there other areas around the country like this?

PHIL ASHERMAN:	Dan?

DAN McCARTHY:	Yeah. I think absolutely. There are multiple fields being developed. All of this is revolving around shale gas which has been termed “unconventional gas,” and — but there’s some conventional gas is going to be the majority of gas that we use in the future. And there’s so much of this stuff coming on out. Now you’re seeing the price of natural gas in the United States actually at a discount on an energy level compared to crude oil. So, as more of this gas comes out, we’re going to find more projects for us in terms of gas processing, and Occidental is one area. There are fields here in Texas, the whole Marcellus region. So it’s spread out in a lot of different areas in North America.

MARTY MALLOY:	Okay. And do you have a rough breakdown in terms of awards that were outside of the U.S. during the first half of the year or outside of North America?

PHIL ASHERMAN:	Yeah. We’ve been consistently batting about — well, the gas plant was going to skew that, but at last — the last part of the year, our current backlog was roughly well over 70% somewhere outside the U.S. I think that’s obviously been reduced with the gas, with the gas plant, Occidental plant. But I think generally that 70/30 split is probably not a bad number to use going forward.

RON BALLSCHMIEDE:	And probably realistic for the full year.

PHIL ASHERMAN:	Yes, as far as 70% of our work somewhere not in the U.S.

MARTY MALLOY:	Thank you.

PHIL ASHERMAN:	Thank you, Marty.

OPERATOR:	Your next question is from the line of Joe Gibney with Capital One Southcoast.

PHIL ASHERMAN:	Hello, Joe.

JOE GIBNEY:	Good afternoon. Hello.

Phil, I just want to get your perspective on smaller project award flow, the singles and doubles of $40 million and the Lasse reference to CVX multi-tank award in the Southeast for $30 million. And the last several quarters, you guys have certainly been very consistent in hitting in the mid to upper end of your typical inbound order range within these smaller projects.

Just curious. Is it flat bottom tank work, is it elevated water storage tank work, or are you gaining share from some smaller fabricators? Just would appreciate your perspective there. It’s been very consistently strong.

PHIL ASHERMAN:	Yeah. Obviously — and we talk about this a lot — is that smaller work is a run rate that we pay a lot of attention to as far as the underpinning of our new work and our work flow, as we should.

It’s a combination. They are small enough where I don’t know that any, necessarily, breakdown would give you any help, except to say that it is a combination of flat bottom tanks, a variety of Steel Plate Structures, engineering and procurement work, and some very interesting places around the world that don’t meet that $40 million threshold that we’ve set with the FCC as far as what we’re going to report publicly, but certainly a very, very important part of our business plan going forward and our technology business. And, again, that $40 million is a project value which most of our technology business has a hard time getting up to. But, you know, if we change that to look at income, you know, that would be a different story.

But, again, I think we’ve guided you to consider that $300 to $500 million range as a pretty good run rate that we look for that smaller work, and we’ve been very pleased certainly over the last, at least, seven quarters or more of that run rate continuing. So we’ve been pretty successful in that market, and we count on that to continue.

JOE GIBNEY:	All right. Got it. Appreciate it.

And, Ron, I just want to apologize if I missed this with CapEx. I know you guys are at the sort of low point of your spend cycle here with the engineering phase on some of your larger projects, but is CapEx guidance for the full year unchanged, even though we’re at sort of the low point right now through the first couple quarters?

RON BALLSCHMIEDE:	I think as we’ve progressed through the year, I’ve been very pleased with the organization’s frugality. So I think the new range is probably in the $30, $35 million for the full year.

JOE GIBNEY:	Okay.

RON BALLSCHMIEDE:	But we’ll have some higher spend in the back half just as we move forward on some of these projects but well below what we thought we would be for the full year.

PHIL ASHERMAN:	I think if I could just add, I think going into 2011 when we start talking about at the end of third quarter and looking into 2011, at the timing of where we expect these revenue increases and the CapEx to adjust, we should be able it give you pretty good visibility on how we see that looking for 2011 and beyond.

JOE GIBNEY:	All right, helpful. Thank you. Appreciate it. Great quarter, congrats on all the consistency. Thanks.

PHIL ASHERMAN:	Thanks, Joe.

OPERATOR:	Your next question is from the line of Avi Fisher with BMO Capital Markets.

AVI FISHER:	Excuse me. Hi. Good evening, guys.

I’m curious about if you can talk a little bit about the dynamic to both the segment revenues in EBIT and also to the balance sheet as these projects convert or transition from the E and the P side to the C side, which we’re expecting to see in the back half of this year and particularly in 2011.

PHIL ASHERMAN:	Yeah. Well, that transition, that phasing really isn’t a change at all for, obviously, Lummus Technology or Steel Plate Structures. I mean, the nature of Steel Plate Structures, again, is more as a supplier with a very — as far as percentage of the work, very little engineering content as a comparison but a high content, obviously, of materials, sometimes 65% to 75% of that business. That really hasn’t changed in terms of characteristics.

It’s really in CB&I Lummus where these large projects on a reimbursable basis or in any contract. We’ve got a ramp up of close to a year on many of these large projects, but they’re good, durable backlog which should serve us well over the next couple years before you start seeing downward trend.

So that’s really where the change in that relationship between backlog and revenue has affected our mix, and what we’re seeing right now coming up on the first half of the year as what we forecast and anticipate on how that mix is going to look relative to impact on margins and revenue performance, it’s really pretty much how we saw it and how we originally pegged it.

And we certainly believe — as Ron said, we’ve seen an uptick in revenue in this quarter, so we’re starting to see that again get continuing traction and going into 2011. So that’s what we see today.

AVI FISHER:	Since a lot of the projects in the CB&I Lummus have transitioned, as I recall, to cost reimbursable, does that mean that as you move into the construction phase, as you mobilize the thousands of people on, say, REFICAR, is there any impact to margin on that? Should we expect margin to come down a little bit?

PHIL ASHERMAN:	No. Margin is margin is margin on these jobs. It’s just a matter of the amount of revenue and the volume as we go forward, but that will certainly ramp up as we —

AVI FISHER:	The ramp in the burn rate.

PHIL ASHERMAN:	Yes.

AVI FISHER:	You expect sort of a ramp in the burn rate without really the material swings in margins as we’ve —

PHIL ASHERMAN:	Absolutely, absolutely.

RON BALLSCHMIEDE:	No material swings in margin or cash flow coming from those. Those will be positive, just like they are right now.

AVI FISHER:	Right. And you kind of touched on the next question in terms of cash flow, which is, you know, if you look back from a year from now to today, you know, your working capital has basically cut in half and your cash has kind of doubled, which is — which is fantastic. When you continue, you know, what happens to working capital end cash as these projects transition to the construction side? I mean, as your working capital gets down to sustainable levels, can you continue to generate the cash you think you generated?

RON BALLSCHMIEDE:	I think that transition is basically finished. Certainly, finishing up our challenging projects, tune up some — you know, we spent the money to finish those jobs. Those are done. The large lump sum LNG businesses that Lasse went — the legacy projects that Lasse went through are essentially wrapped up at this point in time. So there is not a lot of cash over earnings to be generated from those at this point in time. So I think you’ve seen the transition.

The Steel Plate Structure will continue to be lump sum work. Lummus Technology has its own characteristics, pretty much cash flow equaling revenues, and there should be — given the current mix on CB&I Lummus side, they will still continue to have some lump sum work. Those tend to bring in down payments, and the cost reimbursable stuff, no matter what phase they’re in, are designed to be cash positive. They just don’t have the magnitude of down payments that a lump sum does.

So I think we’ve seen the trend. I think, therefore, we will see our working capital and our contract capital move more with backlog than perhaps you’ve seen it move before with all the challenges we’ve overcome on our UK projects.

AVI FISHER:	And on backlog, did I hear you say properly you expect backlog to grow year over year? Right?

RON BALLSCHMIEDE:	That’s correct.

AVI FISHER:	Okay, that’s great. Thanks. Thanks for the questions and very nice quarter.

PHIL ASHERMAN:	Thank you, Avi.

OPERATOR:	Your next question is from the line of Graham Mattison with Lazard Capital Markets.

PHIL ASHERMAN:	Hello, Graham.

GRAHAM MATTISON:	Good evening, guys. How are you?

PHIL ASHERMAN:	Good.

GRAHAM MATTISON:	Quick question on the Lummus Technology. You mentioned that you’re expecting a pickup in revenues in the second half of 2010. Do you have an idea of just sort of the run rate? Is this back to sort of what we saw in 2009? Would it possible be back to sort of the 2008 levels?

RON BALLSCHMIEDE:	I’ll let Dan, but let me add just — it may be helpful and maybe misunderstood. You know, that business, we really characterize that as an operating income business. It’s much easier to talk about, particularly with the JVs and the different products from technology from the licenses to the catalysts to the heat transfer equipment.

We continue to believe that that business from an operating standpoint will be in the bandwidth that we talk about annually, kind of that $80 to $100 million, given its current configuration. So that’s sort of how we look at that business as opposed to revenue.

And I’m going to turn it over to Dan, but I just wanted to — because we’ve been trying to articulate it like that. I didn’t want to confuse anybody.

DAN McCARTHY:	Yeah. I mean, when you look at 2009, it was almost like two different years. You had the beginning of the year and the end of the year. And 2008, we haven’t gotten back to being that good yet. We’re on our way, and so I would say that think of where we are, it’s just a little bit better than the last half of 2009.

GRAHAM MATTISON:	All right, great. I’ll jump back in queue. Thank you.

PHIL ASHERMAN:	Thank you, Graham.

OPERATOR:	Your next question is from the line of John Rogers with D.A. Davidson.

PHIL ASHERMAN:	Hello, John.

JOHN ROGERS:	Hi. How are you?

PHIL ASHERMAN:	Good.

JOHN ROGERS:	Most of my questions have been answers, but one thing I just wanted to understand a little bit, Phil, maybe is just in terms of the pricing that you’re seeing in the market. There’s some comments, you know, that pricing is still very tough, others saying, you know, we’re dealing with it and not seeing it as much of an issue on the larger projects. I wanted your take on it.

PHIL ASHERMAN:	Well, I mean, we had all the discussion, I guess, in the back half of the year about the Koreans and the Middle East.

JOHN ROGERS:	Yeah.

PHIL ASHERMAN:	You know, we’ve been through that. I think what we see going forward, especially in the middle of the range, if you will, on the projects, we don’t necessarily pursue or it’s not our preference to pursue projects that pricing is necessarily the differentiator, but, certainly, in today’s marketplace, you always got to work to be as competitively priced as you can. That’s an obvious. But it’s not the sole differentiator in most of the markets that we go in.

Steel Plate Structures, that’s a little bit different. That is a price competition. It’s a fragmented market. You got to be good, and you got to be effective, and you got to be efficient. Technology is — is the preference of technologies, and it’s not necessarily driven by price.

So CB&I Lummus, again, it depends on which project you go after, but it could be a matter of location. It could be a matter of project team. I’m not sure it always necessarily comes down to rates, but, again, we’re looking at EPC scope or EP and fabrication and construction scope. We’re not necessarily selling man-hours for FEED work and PMC work.

So, again, it’s more on qualifications and type of team and the capability we bring to the table.

JOHN ROGERS:	And I realize that, you know, pricing is more than just, you know absolute dollars that are measured by margins. I mean, it’s the risk that you take on and, you know, the type of work that you’re doing, but is it materially different, the market opportunity that you see out there, versus what you’ve been looking at least over last four quarters, now that you’re —

PHIL ASHERMAN:	I wouldn’t say so, John. We haven’t seen that, and the real change in the whole cost structure of capital projects has been in the supply market and the absence of the volatility that we had in the preceding several years. You know, so we’ve seen some — as we’ve seen a lot of the pricing, so have margins fairly stabilized, but, you know, incrementally, if you go back — you know, we started tracking this around — if you look at ‘97 and you went through 2000 and 2001 where you started seeing the spikes, in 2004 another spike, you know, again, we’ve seen margins for the industry incrementally increase and somewhat stabilize as we’ve seen other pricing components in these contracts stabilize. And it’s a bandwidth of single digits, I think, for most — most companies.

I think, again, when we talk, if you look at how we aggregate our businesses, if you look at CB&I Lummus, it’s tough to differentiate except perhaps on — on size perhaps and volume but rarely on price. CB&I — Steel Plate Structures is different, and then, of course, as I mentioned before, the technology is really the preference. It’s a preference of which technology they wish it use, and, fortunately, we’re — we got a lead position in most of the technologies that we provide.

JOHN ROGERS:	Okay. Thanks.

PHIL ASHERMAN:	All right, John.

OPERATOR:	Your final question is from the line of Brian Uhlmer with Pritchard Capital.

PHIL ASHERMAN:	Hello, Brian.

BRIAN UHLMER:	Hey, good afternoon. Pretty much all my questions have been answered, so I’m going to throw something off the wall at you. As we look at the liquids market and North America, the NGLs, are you guys thinking or can you foresee doing feasibility studies? Have you heard from guys about feasibility for — ethylene debottlenecks or upgrades or possibly even new capacity of ethylene here in North America based on some of the finds that we’re finding primarily here in Texas?

PHIL ASHERMAN:	Dan?

DAN McCARTHY:	Yeah. It’s actually quite interesting. U.S. is starting now to export product to maintain load because it has a favorable cost position, and it doesn’t take — you know, first couple months of doing that, nobody wants to spend more money on capital, but it doesn’t take long before they start thinking about it. And I do believe that that was — you know, when I talked about North America, I was not just talking about gas. I was also talking about petrochemicals.

BRIAN UHLMER:	Okay, good deal. So, theoretically, you can get some liquid separation, fractionation, and move it down, down the line to ethylene type work as well?

DAN McCARTHY:	It’s going to take a while to get those projects launched, but I think that they’ll come on the horizon.

BRIAN UHLMER:	All right. Yeah, everything else was answered. I appreciate the time. Thanks.

PHIL ASHERMAN:	Thank you, Brian.

Shanelle, are you there? Is there anyone else in the queue?

OPERATOR:	No, sir, there are no further questions.

PHIL ASHERMAN:	All right. Well, we want to thank everyone for their time and their interest this afternoon, and with that, I’ll conclude the call. Thank you.

OPERATOR:	Thank you for joining today’s conference call. You may now disconnect.